Filed Pursuant to Rule 433

Registration Statement No. 333-211718

July 6, 2016

THE TORONTO-DOMINION BANK

US$1,000,000,000 1.450% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2019

US$1,500,000,000 1.800% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2021

FINAL TERM SHEET

DATED July 6, 2016

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated July 6, 2016 relating to the 2019 Notes (as defined below) and the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated July 6, 2016 relating to the 2021 Notes (as defined below), as applicable, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 30, 2016 and the caption “Description of the Debt Securities” in the Prospectus dated June 30, 2016.

Issuer:	The Toronto-Dominion Bank

Issue:	1.450% Senior Medium-Term Notes, Series A, due 2019 (the “2019 Notes”) 1.800% Senior Medium-Term Notes, Series A, due 2021 (the “2021 Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: negative) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$1,000,000,000 for the 2019 Notes US$1,500,000,000 for the 2021 Notes

Issue Price:	99.991% plus accrued interest, if any, from July 13, 2016 for the 2019 Notes 99.762% plus accrued interest, if any, from July 13, 2016 for the 2021 Notes

Trade Date:	July 6, 2016

Settlement Date (T+5)[2]:	July 13, 2016

Maturity Date:	August 13, 2019 for the 2019 Notes July 13, 2021 for the 2021 Notes

Minimum Denomination:	US$2,000 and multiples of US$1,000 in excess thereof

Interest Rate:	1.450% for the 2019 Notes 1.800% for the 2021 Notes

Treasury Benchmark:	UST 0.875% due June 15, 2019 for the 2019 Notes UST 1.125% due June 30, 2021 for the 2021 Notes

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade either the 2019 Notes or the 2021 Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the 2019 Notes and the 2021 Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Treasury Benchmark Price:	100-18 3⁄4 for the 2019 Notes 100-27 1⁄4 for the 2021 Notes

Treasury Benchmark Yield:	0.673% for the 2019 Notes 0.950% for the 2021 Notes

Spread to Treasury Benchmark:	T + 78 basis points for the 2019 Notes T + 90 basis points for the 2021 Notes

Re-Offer Yield:	1.453% for the for the 2019 Notes 1.850% for the for the 2021 Notes

Interest Payment Dates:	For the 2019 Notes, semi-annually on August 13 and February 13 of each year, beginning on August 13, 2016, and for the 2021 Notes, semi-annually on January 13 and July 13 of each year, beginning on January 13, 2017.

Day Count Fraction:	30 / 360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts with respect to the 2019 Notes or the 2021 Notes (as described in the applicable pricing supplement), the Issuer may, at its option, redeem the 2019 Notes or the 2021 Notes, as applicable, in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the 2019 Notes or the 2021 Notes, as applicable, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Concurrent Offerings:

US$250,000,000 Floating Rate Senior Medium-Term Notes, Series A, due 2019

US$250,000,000 Floating Rate Senior Medium-Term Notes, Series A, due 2021

The settlement of the 2019 Notes and the 2021 Notes are not contingent on the settlement of either of the concurrent offerings.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:	Desjardins Securities Inc. Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC SMBC Nikko Securities America, Inc.

CUSIP / ISIN:	89114QBJ6 / US89114QBJ67 for the 2019 Notes 89114QBL1 / US89114QBL14 for the 2021 Notes

The Issuer has filed a registration statement (including a prospectus supplement and a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the base prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 and UBS Securities LLC at 1-888-827-7275.